Exhibit 99.1

For Immediate Release

TRIPATH ANNOUNCES TERMINATION OF SEC INQUIRY

San Jose, Calif., December 16, 2005, Tripath Technology Inc. (Pink Sheets: TRPH), creators of Class-T® 1-bit digital audio amplifiers with Digital Power Processing (DPP®), today announced that the Company had received a letter from the Securities and Exchange Commission, dated December 15, 2005, informing the Company that the investigation of the Company entitled In the Matter of Tripath Technology, Inc. has been terminated and that no enforcement action has been recommended to the Commission.

“We are pleased by the SEC’s conclusion,” said Dr. Adya S. Tripathi, President and Chief Executive Officer of Tripath. “We are happy to be able to put this matter behind us as we continue our focus on our strategy to grow our business into the future.”

About Tripath Technology Inc.

Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing® (DPP), which leverages modern advances in digital signal processing and power processing. Tripath markets audio amplifiers with DPP under the brand name Class-T®. Tripath’s current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath, please visit Tripath’s web site at www.tripath.com.

CONTACT:

Tripath Technology Inc.

Jeffery L. Garon, 408-750-6801

INVESTOR CONTACT:

Lippert / Heilshorn & Associates, Inc.

David Barnard / Kirsten Chapman, 415-433-3777

david@lhai-sf.com